Exhibit 4.1

Maris Tech Ltd.
Form of Warrant
________ Ordinary Shares

THIS WARRANT is issued on ________, 2021 (the “Warrant Issue Date”) to ________ (“Holder”) by Maris Tech Ltd., a private company registered under the laws of Israel (“Company”), pursuant to the terms of that certain share purchase agreement, dated March 24, 2021, by and between the Company, the Holder and third parties (“SPA”).

THIS CERTIFIES THAT, the Holder is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time during the exercise period defined in clause 2 below (“Exercise Period”), to purchase from the Company, up to ________ ( ________ ) Ordinary Shares, par no nominal value, of the Company (“Shares”, and such right to subscribe for and purchase the Shares – “Warrant”). The Warrant shall be exercisable at an exercise price per Share as detailed in clause 1 below (“Exercise Price”). Transfer, assignment or hypothecation of this Warrant by the Holder may only be in accordance with and subject to the terms, conditions and other provisions of this Warrant and any applicable law. The term “Holder”, as used herein, shall include the original Holder and only such persons to whom this Warrant is transferred in strict conformity with the terms and conditions set forth or incorporated by reference herein. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the SPA.

1.	Exercise Price: The Exercise Price shall be as follows: (i) if an IPO is consummated by the Company during a period of 15 months following the date of this Warrant –the Exercise Price shall be US$ 1.5312, or (ii) if no IPO is consummated by the Company during a period of 15 months following the date of this Warrant –the Exercise Price shall be US $1.9972.

2.	Exercise Period: The Exercise Period shall be as follows: (i) if an IPO is consummated by the Company during a period of 15 months following the date of this Warrant – this Warrant shall expire at the close of business on 24 March, 2026, or (ii) if no IPO is consummated by the Company during a period of 15 months following the date of this Warrant – this Warrant shall expire at the close of business on 24 September, 2023.

3.	This Warrant may be exercised at any time during the Exercise Period, in whole or in part, on one or more occasions, by surrender of this Warrant to the Company along with a fully executed notice of the Holder’s election to purchase (in the form attached in Exhibit A hereto (“Warrant Exercise Notice”)) and a transfer to the order of the Company of an amount equal to the Exercise Price multiplied by the number of Shares covered by such exercise (“Shares Purchase Price”).

4.	Exercise of this Warrant shall be deemed to have been effected as of the close of the business day on which the Company has received the last of: (i) this Warrant, (ii) a duly executed Warrant Exercise Notice; and (iii) the Shares Purchase Price, and following same the Holder shall be deemed the record owner of the Shares being purchased and the Company shall register the Holder as the holder of the shares issued under the Warrant Exercise Notice (and to the extent applicable, shall issue and deliver to the Holder an updated shareholders register of the Company, evidencing the issuance of such Shares). If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver to Holder a new warrant evidencing the right of the Holder to purchase the remaining number of Shares still subject to purchase hereunder after giving effect to such partial exercise.

5.	No fractional Shares shall be issued upon the exercise of the Warrant. With respect to any fraction of a Share called for upon the exercise of this Warrant, an amount equal to such fraction multiplied by the then current price at which each Share may be purchased hereunder shall be paid in cash to the Holder.

6.	This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

7.	Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

8.	The number and class of securities purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

8.1	If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number or securities or any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities and property as would have been issuable or receivable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section. For the avoidance of any doubt, if in course of the IPO the Company’s reclassifies its share capital to include ordinary shares only and all Series A Preferred Shares of the Company are reclassified into ordinary shares at 1:1 ratio, than this Warrant shall represent the right of Holder to purchase up to ________ ordinary shares of the Company, at the Exercise Price per share.

8.2	If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision (and the number of Ordinary Shares issuable upon exercise of this Warrant immediately before such split or subdivision shall be proportionately increased) or proportionately increased in the case of combination (and the number of Ordinary Shares issuable upon exercise of this Warrant immediately before such combination shall be proportionately decreased), in both cases by the ratio which the total number of such securities to be outstanding immediately after such event bears to the total number of such securities outstanding immediately prior to such event.

8.3	Adjustment for Certain Dividends and Distributions. In the event the Company, at any time or from time to time, makes or fixes a record date for the determination of holders of ordinary shares entitled to receive a dividend or other distribution, payable only in additional shares of the Company, then and in each such event the number of Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of ordinary shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of ordinary shares of the Company issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Section 8.3 as of the time of actual payment of such dividends or distributions.

8.4	Adjustments for Other Dividends and Distributions. In the event the Company, at any time or from time to time, makes or fixes a record date for the determination of holders of ordinary shares entitled to receive a dividend or other distribution payable in securities of the Company other than shares, then in each such event provision shall be made so that the Holder shall receive upon exercise of this Warrant, in addition to the number of Shares receivable thereupon, the amount of securities of the Company that the Holder would have received had this Warrant been exercised for Shares immediately prior to such event (or the record date for such event) and had the Holder thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period under this Section.

9.	The Company represents and warrants to Holder as follows: (i) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms; (ii) the Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or other rights of third parties; (iii) in course of the IPO, the Company will register for trade with the relevant stock exchange the Shares issuable upon exercise of this Warrant to permit the disposition of the Shares.

10.	This Warrant and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought and in compliance with the provisions of any applicable law. This Warrant shall be binding upon any successors or assigns of the Company.

11.	Prior to the IPO, this Warrant may be assigned or transferred by the Holder only with the prior written approval of the Company. Following the IPO, no Company’s approval will be required for assignment or transfer of this Warrant.

12.	This Warrant will be governed by and construed exclusively according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in the District of Tel Aviv and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

13.	All notices and other communications given or made pursuant to this Warrant shall be in writing and shall be given and deemed delivered as provided in Section 10.8 to the SPA

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated: ____________________

MARIS TECH LTD

(Signature)

(Print Name)

(Title)

ACCEPTED AND AGREED:

(Signature)

EXHIBIT A

ELECTION TO PURCHASE

The undersigned Holder hereby irrevocably elects to exercise [FILL IN NUMBER OF SHARES] ____________ Ordinary Shares of Maris Tech Ltd. pursuant to the terms of the attached Warrant. The undersigned requests that certificates for such shares be issued in his name and delivered to him at the following address:

____________________

____________________

____________________

or if applicable: The undersigned requests that the Shares be issued in his name and deposited with the following bank account:

____________________

____________________

____________________

Date: _________________________
Holder:

Signature

SCHEDULE TO EXHIBIT 4.1

Warrant holder	Date of Issuance	Ordinary Shares Issuable upon Exercise[1]
Private Placement Investors as set forth below:	March 24, 2021	Total of 489,812
Medigus Ltd		78,370
Isagen LL		73,472
David Masasa		65,308
Rachel Menashe		65,308
Yaad Consulting & Management Services (1995) Ltd.		32,654
L.I.A Pure Capital Ltd.		24,491
Bea Health solutions Inc.		24,491
Avdinclo Ltd		16,327
Tamarid Ltd.		16,327
Isaac Giat		16,327
Capitalink Ltd.		16,327
Amir Uziel Economic Consulant Ltd.		16,327
Rachel Samari		16,327
Michael Magen		16,327
Tzvika & Orna Eldar		11,429

[1]	Numbers have been revised to give effect to the one-for-four reverse split by Maris-Tech Ltd. implemented on August 25, 2021.